Exhibit 99.1

Far East Energy Announces Registered Direct Placement

Houston, Texas – March 11, 2011– Far East Energy Corporation (OTC BB: FEEC) announced today that it has entered into a placement agency agreement with Religare Capital Markets, Inc., pursuant to which Religare is acting as placement agent on a reasonable best efforts basis to sell shares of its common stock at a price of $0.5025 per share in a registered direct offering.  The gross proceeds of the offering are expected to be between approximately $15 million and $20 million.  Far East intends to use the net proceeds from the offering to accelerate the drilling, completion and testing of coalbed methane wells in China and for general corporate purposes.

The offering is made pursuant to the Form S-3 shelf registration statement declared effective by the SEC on November 4, 2009. A prospectus supplement related to the public offering has been filed with the SEC. The offering is expected to close on or about March 15, 2011, subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction or to any person in which or to whom such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Religare Capital Markets, Inc., 40 West 57th Street 20th Floor, New York, NY 10019.

Far East Energy Corporation

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on CBM exploration and development in China.

363 N. Sam Houston Parkway E., Suite 380  Houston, TX  77060  Telephone:  832-598-0470  Facsimile:  832-598-0479

Room 806-811, Floor 8, Tower A, Tian Yuan Gang Center C2, North Road, East Third Ring Road, Chaoyang District, Beijing, 100027  P.R. China
Telephone:  011-86-10-8441-7070         Facsimile:   011-86-10-8441-7685

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: there can be no assurance as to the volume of gas that is ultimately produced or sold from our wells; due to limitations under Chinese law, we may have only limited rights to enforce the gas sales agreement between Shanxi Province Guoxin Energy Development Group Limited (the “Purchaser”) and China United Coalbed Methane Corporation, Ltd. (“CUCBM”), to which we are an express beneficiary; we depend on CUCBM to remit our share of the payments received from the Purchaser under the gas sales agreement; pipelines and gathering systems needed to transport our gas may not be constructed, or if constructed may not be timely, or their routes may differ from those anticipated; the pipeline and local distribution/compressed natural gas companies may decline to purchase or take our gas, or we may not be able to enforce our rights under definitive agreements with pipelines; conflicts with coal mining operations or coordination of our exploration and production activities with mining activities could adversely impact or add significant costs to our operations; certain of the proposed transactions with Dart Energy (formerly Arrow Energy) may not close on a timely basis or at all, including due to a failure to satisfy closing conditions or otherwise; the anticipated benefits to us of the transactions with Dart Energy may not be realized; the final amounts received by us from Dart Energy may be different than anticipated; Dart Energy may exercise its right to terminate the Farmout Agreement at any time; the Chinese Ministry of Commerce (“MOC”) may not approve the extension of the Qinnan PSC on a timely basis or at all; our Chinese partner companies or the MOC may require certain changes to the terms and conditions of our PSC in conjunction with their approval of any extension of the Qinnan PSC; our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of coalbed methane; expropriation and other risks associated with foreign operations; disruptions in capital markets affecting fundraising; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our 2009 Annual Report and subsequent filings with the Securities and Exchange Commission.

Contact:

Investor Relations – 281-606-1600
Far East Energy Corporation
Investorrelations@fareastenergy.com

Bruce Huff – 832-598-0470	Catherine Gay – 832-598-0470
Far East Energy Corporation	Far East Energy Corporation
bhuff@fareastenergy.com	cgay@fareastenergy.com

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